Exhibit 99.1

Calumet Specialty Products Partners, L.P. Reports Fourth Quarter and Full Year 2016 Results
Operational excellence initiatives focused on reducing costs and improving margin capture surpassed full-year 2016 goals; Company moves to second stage of strategic plan and outlines new margin enhancing opportunistic growth projects

INDIANAPOLIS — (PR NEWSWIRE) — February 24, 2017 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “we,” “our” or “us”), a leading independent producer of petroleum-based specialty products, today reported results for the quarter and year ended December 31, 2016, as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Dollars in millions, except per unit data)
Net income (loss)	$(79.6)	$(116.8)	$(328.6)	$(139.4)
Limited partners’ interest basic and diluted net loss per unit	$(1.01)	$(1.56)	$(4.18)	$(2.05)
Adjusted EBITDA	$27.7	$(37.6)	$158.2	$257.7
The Partnership’s $79.6 million net loss for the fourth quarter 2016 includes the impact of two items: (1) a favorable lower of cost or market (“LCM”) inventory adjustment of $5.9 million and (2) $26.2 million of losses related to liquidation of last-in, first-out (“LIFO”) inventory layers. The Partnership’s Adjusted EBITDA of $27.7 million for the fourth quarter 2016 includes the impact of two items: (1) a favorable LCM inventory adjustment of $9.6 million and (2) $26.2 million of losses related to the liquidation of LIFO inventory layers. For detailed information on Adjusted EBITDA and a reconciliation of Adjusted EBITDA to the nearest comparable GAAP measure for the periods presented above, please see the sections of this release entitled “Non-GAAP Financial Measures” and “Reconciliation of Net loss to EBITDA, Adjusted EBITDA and Distributable Cash Flow.”
Management Commentary
“2016 was a year of transition, stabilization and foundation building for our Partnership,” stated Tim Go, Chief Executive Officer of Calumet. “We refocused our long-term vision on our core specialty business, took decisive action to enhance our liquidity profile, and began the process of optimizing our asset portfolio through the sale of Dakota Prairie Refining, LLC and by shedding some third party terminal agreements. Most of our leadership team was upgraded through the addition of significant talent with deep and diverse industry experience. Lastly, we implemented and executed an aggressive three-year operations excellence strategy and surpassed our 2016 self-help expectations, generating an estimated $89 million of our annual Adjusted EBITDA, which helped us offset a challenging fuels refining environment.”

“In terms of our performance during the fourth quarter, we witnessed typical seasonal weakness across all three of our segments. On the plus side, 2016 capital expenditures ended the year below our prior guidance at $122 million, representing an annual reduction of over 70 percent year-over-year. As of December 31, 2016, we had $365 million in available liquidity through our cash position and revolving credit facility.”

“As we enter 2017, we do so with cautious optimism as we believe our strategy to eliminate waste, drive efficiencies and develop best practices across our organization is working. We completed additional cost reductions early in 2017, through ongoing headcount rationalization and other waste reduction initiatives. We believe these efforts will remove an additional $10 million to $20 million in annualized SG&A expenses. Further, we adjusted our product pricing within our specialty products segment in January to increase our margin capture and to offset the continued increases in prices of our crude oil feedstocks. Both of these initiatives, as well as several others like our recently announced packaging agreement with BP, have us on track to hit our original $150 million to $200 million Adjusted EBITDA target for our operations excellence self-help initiatives by the end of fiscal year 2018.”

Go concluded, “Given the positive impact that our operations excellence initiatives are having on the business, we also plan to launch the second stage of our strategic plan, which involves opportunistic growth projects. We have identified a number of margin enhancing internal growth projects capable of generating one-to-two-year payouts with low to moderate capital investment requirements. For example, we approved and filed permit applications for a flexibility project at our Superior refinery. This flexibility project will allow us to optimize our yields. Other quick payback capital initiatives include new product launches within our specialty products segment, the completion of our new ERP system, and a portfolio of investments that expand our outbound logistics capabilities. We have offset these expenditures with capital discipline in our base operations; as a result we expect 2017’s capital expenditure program to be fairly similar to 2016. Finally, we remain committed to reducing our debt leverage profile and believe we have the right strategic plan to reposition the Partnership for long-term growth.”

Specialty Products Segment | Results Summary

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Dollars in millions, except per barrel data)
Specialty products segment gross profit	$59.3	$71.3	$338.1	$370.2
Specialty products segment Adjusted EBITDA	$28.0	$29.3	$188.9	$201.7
Specialty products segment gross profit per barrel	$25.30	$33.16	$34.57	$40.24
During the fourth quarter 2016, total specialty products sales volumes increased 9.0% year-over-year, however segment gross profit declined due to a rise in crude oil prices which outpaced adjustments in product pricing. Specialty products segment Adjusted EBITDA for the fourth quarter 2016 was also impacted by a $1.8 million unfavorable LCM inventory adjustment and a $7.1 million unfavorable LIFO inventory liquidation loss. Specialty products segment gross profit per barrel in the period compared to last year’s comparable quarter was impacted by a rise in crude oil prices which outpaced adjustments in product pricing, partially offset by a favorable LCM inventory adjustment.
During fiscal year 2016, total specialty products sales volumes increased 6.3% year-over-year, however segment gross profit declined due to ongoing volatility in feedstock costs and market supply that impacted margin capture in the period. Specialty products segment Adjusted EBITDA for 2016 was also impacted by a $13.7 million favorable LCM inventory adjustment and an $8.8 million unfavorable LIFO inventory liquidation loss. Specialty products segment gross profit per barrel during fiscal year 2016 compared to 2015 was impacted by a rise in crude oil prices which outpaced adjustments in product pricing, partially offset by a decrease in the unfavorable LCM inventory adjustment.
Fuel Products Segment | Results Summary

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Dollars in millions, except per barrel data)
Fuel products segment gross profit (loss)	$13.2	$(49.0)	$48.2	$166.2
Fuel products segment Adjusted EBITDA	$3.2	$(59.8)	$(10.1)	$81.9
Fuel products segment gross profit (loss) per barrel (including hedging activities)	$1.25	$(5.26)	$1.16	$4.51
Fuel products segment gross profit (loss) per barrel (excluding hedging activities)	$1.19	$(5.23)	$0.96	$4.26
During the fourth quarter 2016, improved fuel products segment gross profit performance was driven primarily by a 20.5% year-over-year increase in the benchmark Gulf Coast 2/1/1 crack spread, an increase in total fuel products sales volumes and decreased Renewable Identification Numbers (“RINs”) expense. Fuel products segment sales volumes increased by 13.7%, primarily as a result of the Great Falls refinery expansion completed in February 2016. Additionally, during the fourth quarter 2016, a favorable LCM inventory adjustment of $12.3 million was more than offset by a LIFO inventory liquidation loss of $19.7 million.
For fiscal year 2016, total fuel products sales volumes increased by 12.6% year-over-year, driven by higher diesel, jet fuel and asphalt production primarily related to the Great Falls refinery expansion completed in 2016. Fuel products segment results for fiscal year 2016 were negatively impacted by a 31.4% year-over-year decline in the benchmark Gulf Coast 2/1/1 crack spread. Of note, a favorable LCM inventory adjustment of $36.9 million was partially offset by a LIFO inventory liquidation loss of $19.7 million during fiscal year 2016.

Oilfield Services Segment | Results Summary

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Dollars in millions)
Oilfield services segment gross profit	$8.0	$9.6	$22.0	$58.2
Oilfield services segment Adjusted EBITDA	$(3.5)	$(7.1)	$(20.6)	$(25.9)
While U.S. land-based rig counts continued to improve sequentially during the fourth quarter 2016 and are up over 50% since the summer of 2016, on a year-over-year basis they were down 6%. The decline in land-based rig count caused gross profit to decline to $8.0 million, compared to $9.6 million in the fourth quarter 2015. However, Adjusted EBITDA improved during the quarter and for the full year based on the result of cost containment initiatives and lower unfavorable LCM inventory adjustments versus the prior year periods, respectively.

Partnership Liquidity

As of December 31, 2016, the Partnership had availability under its revolving credit facility of $360.8 million, based on a $453.1 million borrowing base, $82.1 million in outstanding standby letters of credit and $10.2 million in outstanding borrowings. In addition, the Partnership had $4.2 million of cash on hand as of December 31, 2016. The Partnership believes it will continue to have sufficient liquidity from cash on hand, cash flow from operations, borrowing capacity and other means by which to meet its financial commitments, debt service obligations, contingencies and anticipated capital expenditures.
The Partnership also paid down the remaining $19.6 million of the original $75.0 million related party note with The Heritage Group during the fourth quarter 2016.
2017 Outlook
For fiscal year 2017, the Partnership expects throughput to increase as it continues to optimize its use of heavy crude oil in conjunction with increasing the efficiency and utilization of its assets. Total capital spending for fiscal year 2017 is expected to range from $120 million and $140 million. Included in the forecast is maintenance capital expenditures, expected turnaround activity at the Superior and Great Falls refineries, a new crude oil flexibility project at the Superior refinery and other low cost growth initiatives.
The Partnership remains on schedule to achieve its $150 million to $200 million operations excellence initiative objectives by the end of 2018, with a projected $40 million to $60 million expected to be realized during fiscal year 2017.
2017 RFS Compliance Impact Forecast
In conjunction with the Partnership’s ongoing compliance with the Renewable Fuel Standard (“RFS”), Calumet expects to purchase blending credits referred to as RINs. The Partnership records its outstanding RINs obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. The Partnership expects its gross estimated annual RINs obligation, which includes RINs that are required to be secured through either blending or through the purchase of RINs in the open market, will be up to 128 million RINs for the full-year 2017, excluding the potential for any hardship waivers that may or may not be granted by the U.S. Environmental Protection Agency (“EPA”) to any of the Partnership's fuel refineries at a later time. The increase over the Partnership’s obligation for 2016 is due to recent production capacity expansion at the Partnership’s Great Falls refinery. Calumet expects to be able to satisfy a portion of its 2017 gross RINs obligation through internal blending efforts.

Operations Summary

The following table sets forth information about our combined operations, excluding the results of the oilfield services segment. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol and biodiesel and the resale of crude oil in our fuel products segment.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(In bpd)		(In bpd)
Total sales volume (1)	140,521	124,577	140,180	126,216
Total feedstock runs (2)	132,271	126,036	134,163	123,051
Facility production: (3)
Specialty products:
Lubricating oils	15,373	14,420	14,697	13,325
Solvents	6,901	6,661	7,427	7,942
Waxes	1,728	1,360	1,571	1,460
Packaged and synthetic specialty products (4)	2,092	1,644	2,074	1,584
Other	1,559	1,415	1,553	1,355
Total	27,653	25,500	27,322	25,666

Fuel products:
Gasoline	39,719	40,424	37,713	37,691
Diesel	33,670	32,581	34,808	30,204
Jet fuel	5,806	5,681	5,306	5,157
Asphalt, heavy fuel oils and other	26,838	22,013	29,780	24,077
Total	106,033	100,699	107,607	97,129
Total facility production (3)	133,686	126,199	134,929	122,795

(1)
Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third party customers. Total sales volume includes the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, as components of finished fuel products in our fuel products segment sales.

The increase in total sales volume for the three months ended December 31, 2016, compared to same period in 2015 is due primarily to increased sales volume of diesel, asphalt, lubricating oils and packaged and synthetic specialty products as a result of market conditions and increased production at the Great Falls refinery from the expansion project completed in the first quarter 2016.
The increase in total sales volume in 2016 compared to 2015 is due primarily to increased sales volume of lubricating oils, diesel and asphalt as a result of market conditions and increased production at the Great Falls refinery from the expansion project completed in the first quarter 2016.

(2)	Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements.
The increase in total feedstock runs for the three months ended December 31, 2016, compared to same period in 2015 is due primarily to increased feedstock runs at the Great Falls refinery from the expansion project completed in the first quarter 2016 and improved operational reliability, partially offset by scheduled turnaround activity.
The increase in total feedstock runs in 2016 compared to 2015 is due primarily to increased feedstock runs at the Great Falls refinery from the expansion project completed in the first quarter 2016 and improved operational reliability, partially offset by scheduled turnaround activity.

(3)
Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and the production of finished products and volume loss.

The increases in total facility production in 2016 over 2015, as well as quarter over quarter, are due primarily to the operational items discussed above in footnote 2 of this table.

(4)	Represents production of packaged and synthetic specialty products, including the products from the Royal Purple, Bel-Ray, Calumet Packaging and Missouri facilities.

Derivatives Summary

The following table summarizes the derivative activity reflected in the consolidated statements of operations and consolidated statements of cash flows for the three months and years ended December 31, 2016 and 2015:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(In millions)		(In millions)
Derivative gain reflected in sales	$14.1	$41.7	$59.7	$179.4
Derivative loss reflected in cost of sales	(16.9)	(40.2)	(53.3)	(167.3)
Derivative gain (loss) reflected in gross profit	$(2.8)	$1.5	$6.4	$12.1

Realized gain (loss) on derivative instruments	$(3.9)	$15.2	$(24.0)	$8.1
Unrealized gain (loss) on derivative instruments	(3.6)	(11.8)	19.9	(39.5)
Derivative gain reflected in interest expense	0.1	0.1	0.4	0.5
Total derivative gain (loss) reflected in the consolidated statements of operations	$(10.2)	$5.0	$2.7	$(18.8)
Total gain (loss) on commodity derivative settlements	$(3.9)	$15.1	$(24.0)	$10.2

Webcast Information

A conference call is scheduled for 9:00 a.m. ET on February 24, 2017 to discuss the financial and operational results for the fourth quarter and full year 2016. Investors, analysts and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call with accompanying presentation slides, available on the Partnership’s website at http://www.calumetspecialty.com. Interested parties may also participate in the call by dialing (866) 584-9671 and entering the passcode 62577692. A replay of the conference call will be available a few hours after the event on the investor relations section of the Partnership’s website, under the events section.

About the Partnership

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel; and provides oilfield services and products to customers throughout the United States. Calumet is based in Indianapolis, Indiana, and operates thirteen manufacturing facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas, New Jersey, Oklahoma and eastern Missouri.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release, may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. The statements discussed in this press release that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding (i) our expectation regarding our business outlook and cash flows, (ii) our expectation regarding anticipated capital expenditures and projected cost reduction initiatives, margin enhancing measures and low-to-no cost projects to reduce balance sheet leverage and increase cash flow, (iii) our access to capital to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures and (iv) expected benefits to the Partnership from the distribution suspension. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels, other refined products and oilfield services; the level of foreign and domestic production of crude oil and refined products; our ability to produce specialty products, fuels products and products used in oilfield services that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the RFS, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow. We provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net loss, our most directly comparable financial performance measure. We also provide a reconciliation of Distributable Cash Flow to Net cash provided by operating activities, our most directly comparable liquidity measure. Both Net loss and Net cash provided by operating activities are calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define “EBITDA” for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define “Adjusted EBITDA” for any period as: (1) net income (loss) plus; (2)(a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) impairment, (e) unrealized losses from mark-to-market accounting for hedging activities, (f) realized gains under derivative instruments excluded from the determination of net income (loss), (g) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (h) debt refinancing fees, premiums and penalties, (i) any net loss realized in connection with an asset sale that was deducted in computing net income (loss) and (j) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark-to-market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define “Distributable Cash Flow” for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense), income (loss) from unconsolidated affiliates, net of cash distributions and income tax expense (benefit).

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release reflect the calculation of “Consolidated Cash Flow” contained in the indentures governing our 7.625% senior notes due January 15, 2022, that were issued in November 2013 (the “2022 Notes”), our 6.50% senior notes due April 15, 2021, that were issued in March 2014 (the “2021 Notes”), our 7.75% senior notes due April 15, 2023 (the “2023 Notes”), that were issued in March 2015 and our 11.50% senior secured notes due January 15, 2021 (the “2021 Secured Notes”), that were issued in April 2016. We are required to report Consolidated Cash Flow to the holders of our 2021 Notes, 2022 Notes, 2023 Notes and 2021 Secured Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Please see our filings with the SEC, including our 2015 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

The preliminary expected range for forward-looking non-GAAP Adjusted EBITDA contained in this press release is provided only on a non-GAAP basis, due to the inherent difficulty of calculating items that would be included in Net income (loss) on a GAAP basis. Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, equity-based compensation, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on Calumet’s Adjusted EBITDA and Calumet is not able to provide a reconciliation of its Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net loss, operating income (loss), net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of several measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net loss, our most directly comparable GAAP financial performance measure, and Distributable Cash Flow to net cash provided by operating activities, our most directly comparable GAAP liquidity measure, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except unit and per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Sales	$946.9	$898.0	$3,599.4	$4,212.8
Cost of sales	866.4	866.1	3,191.1	3,618.2
Gross profit	80.5	31.9	408.3	594.6
Operating costs and expenses:
Selling	27.8	35.8	110.7	146.0
General and administrative	30.0	32.0	110.6	135.5
Transportation	42.8	45.4	169.2	175.5
Taxes other than income taxes	5.4	3.6	20.1	17.7
Asset impairment	2.3	—	35.7	33.8
Other	0.4	2.1	1.7	11.1
Operating income (loss)	(28.2)	(87.0)	(39.7)	75.0
Other income (expense):
Interest expense	(44.0)	(25.0)	(161.7)	(104.9)
Debt extinguishment costs	—	—	—	(46.6)
Realized gain (loss) on derivative instruments	(3.9)	15.2	(24.0)	8.1
Unrealized gain (loss) on derivative instruments	(3.6)	(11.8)	19.9	(39.5)
Loss from unconsolidated affiliates	(0.2)	(14.3)	(18.7)	(61.5)
Loss on sale of unconsolidated affiliates	—	—	(113.4)	—
Other	(0.3)	(0.5)	1.3	1.6
Total other expense	(52.0)	(36.4)	(296.6)	(242.8)
Net loss before income taxes	(80.2)	(123.4)	(336.3)	(167.8)
Income tax benefit	(0.6)	(6.6)	(7.7)	(28.4)
Net loss	$(79.6)	$(116.8)	$(328.6)	$(139.4)
Allocation of net loss:
Net loss	$(79.6)	$(116.8)	$(328.6)	$(139.4)
Less:
General partner’s interest in net loss	(1.6)	(2.4)	(6.6)	(2.8)
General partner’s incentive distribution rights	—	4.2	—	16.8
Net loss available to limited partners	$(78.0)	$(118.6)	$(322.0)	$(153.4)
Weighted average limited partner units outstanding:
Basic and diluted	77,351,593	76,124,133	77,043,935	74,896,096
Limited partners’ interest basic and diluted net loss per unit	$(1.01)	$(1.56)	$(4.18)	$(2.05)
Cash distributions declared per limited partner unit	$—	$0.685	$0.685	$2.74

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,
	2016	2015
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$4.2	$5.6
Accounts receivable, net	238.7	210.7
Inventories	386.2	384.4
Derivative assets	0.8	—
Prepaid expenses and other current assets	11.0	8.3
Total current assets	640.9	609.0
Property, plant and equipment, net	1,678.0	1,719.2
Investment in unconsolidated affiliates	10.3	126.0
Goodwill	177.2	212.0
Other intangible assets, net	178.5	214.1
Other noncurrent assets, net	40.3	64.4
Total assets	$2,725.2	$2,944.7
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$295.5	$316.6
Accrued interest payable	52.5	31.1
Accrued salaries, wages and benefits	11.5	32.9
Other taxes payable	20.8	17.5
Other current liabilities	99.6	119.0
Current portion of long-term debt	3.5	1.7
Note payable — related party	—	73.5
Derivative liabilities	14.8	33.9
Total current liabilities	498.2	626.2
Noncurrent deferred income taxes	2.3	2.5
Pension and postretirement benefit obligations	11.3	13.0
Other long-term liabilities	1.0	0.9
Long-term debt, less current portion	1,993.7	1,698.2
Total liabilities	2,506.5	2,340.8
Commitments and contingencies
Partners’ capital:
Partners’ capital	227.0	605.5
Accumulated other comprehensive loss	(8.3)	(1.6)
Total partners’ capital	218.7	603.9
Total liabilities and partners’ capital	$2,725.2	$2,944.7

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2016	2015
	(Unaudited)
Operating activities
Net loss	$(328.6)	$(139.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	171.1	145.4
Amortization of turnaround costs	33.2	29.0
Non-cash interest expense	9.6	6.6
Non-cash debt extinguishment costs	—	9.1
Provision for doubtful accounts	0.4	1.1
Unrealized (gain) loss on derivative instruments	(19.9)	39.5
Asset impairment	35.7	33.8
Loss on disposal of fixed assets	1.0	2.9
Deferred income tax expense	(0.7)	(28.5)
Non-cash equity based compensation	5.6	9.8
Lower of cost or market inventory adjustment	(39.2)	81.8
Loss from unconsolidated affiliates	18.7	61.5
Loss on sale of unconsolidated affiliates	113.4	—
Other non-cash activities	4.7	5.9
Changes in assets and liabilities:
Accounts receivable	(28.4)	138.0
Inventories	49.6	47.3
Prepaid expenses and other current assets	(3.5)	3.4
Derivative activity	(19.0)	(7.0)
Turnaround costs	(8.7)	(19.3)
Other assets	(0.6)	—
Accounts payable	21.4	(119.9)
Accrued interest payable	21.4	(6.5)
Accrued salaries, wages and benefits	(17.9)	10.2
Other taxes payable	3.4	0.2
Other liabilities	(16.6)	73.8
Pension and postretirement benefit obligations	(2.0)	(2.3)
Net cash provided by operating activities	4.1	376.4
Investing activities
Additions to property, plant and equipment	(139.4)	(339.3)
Investment in unconsolidated affiliates	(45.7)	(50.2)
Proceeds from sale of unconsolidated affiliates	29.0	—
Proceeds from sale of property, plant and equipment	1.9	0.5
Net cash used in investing activities	(154.2)	(389.0)
Financing activities
Proceeds from borrowings — revolving credit facility	1,187.1	1,390.0
Repayments of borrowings — revolving credit facility	(1,287.9)	(1,429.8)
Proceeds from senior notes offering	393.1	322.6
Repayments of borrowings — senior notes	—	(275.0)
Proceeds from borrowings — related party	—	75.0
Repayments of borrowings — related party note	(75.0)	—
Payments on capital lease obligations	(8.5)	(8.0)
Proceeds from other financing obligations	10.3	1.1
Proceeds from public offering of common units, net	—	164.1
Debt issuance costs	(11.4)	(5.6)
Contributions from Calumet GP, LLC	0.2	3.5
Common units repurchased and taxes paid for phantom unit grants	(1.8)	(3.6)
Distributions to partners	(57.4)	(224.6)
Net cash provided by financing activities	148.7	9.7
Net decrease in cash and cash equivalents	(1.4)	(2.9)
Cash and cash equivalents at beginning of period	5.6	8.5
Cash and cash equivalents at end of period	$4.2	$5.6

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET LOSS TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Reconciliation of Net loss to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)
Net loss	$(79.6)	$(116.8)	$(328.6)	$(139.4)
Add:
Interest expense	44.0	25.0	161.7	104.9
Debt extinguishment costs	—	—	—	46.6
Depreciation and amortization	44.0	38.0	171.1	145.4
Income tax benefit	(0.6)	(6.6)	(7.7)	(28.4)
EBITDA	$7.8	$(60.4)	$(3.5)	$129.1
Add:
Unrealized (gain) loss on derivative instruments	$3.6	$11.8	$(19.9)	$39.5
Realized gain (loss) on derivatives, not included in net loss or settled in a prior period	2.8	(1.6)	(6.4)	(10.0)
Amortization of turnaround costs	7.9	9.6	33.2	29.0
Impairment charges (1)	2.5	—	35.9	58.1
Loss on sale of unconsolidated affiliate	—	—	113.9	—
Non-cash equity-based compensation and other non-cash items	3.1	3.0	5.0	12.0
Adjusted EBITDA	$27.7	$(37.6)	$158.2	$257.7
Less:
Replacement and environmental capital expenditures (2)	$9.4	$10.6	$29.3	$44.2
Cash interest expense (3)	41.6	23.5	152.1	98.2
Turnaround costs	—	4.1	8.7	19.3
Loss from unconsolidated affiliates	—	(14.3)	(18.5)	(37.5)
Income tax benefit	(0.6)	(6.6)	(7.7)	(28.4)
Distributable Cash Flow	$(22.7)	$(54.9)	$(5.7)	$161.9

(1)
Impairment charges for the full year 2016 include $34.8 million of goodwill impairment charges related to the specialty and fuel products segments, $0.9 million of long-lived assets impairment charges related to the specialty and fuel products segments, and $0.2 million impairment charge related to one of our equity method investments.

Impairment charges for the full year 2015 include a $33.8 million goodwill impairment charge related to the oilfield services segment and $24.3 million impairment charge related to one of our equity method investments.

(2)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(3)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Year Ended December 31,
	2016	2015
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash provided by operating activities:	(Unaudited)
Distributable Cash Flow	$(5.7)	$161.9
Add:
Replacement and environmental capital expenditures (1)	29.3	44.2
Cash interest expense (2)	152.1	98.2
Turnaround costs	8.7	19.3
Loss from unconsolidated affiliates	(18.5)	(37.5)
Income tax benefit	(7.7)	(28.4)
Adjusted EBITDA	$158.2	$257.7
Less:
Unrealized (gain) loss on derivative instruments	$(19.9)	$39.5
Realized loss on derivatives, not included in net loss or settled in a prior period	(6.4)	(10.0)
Amortization of turnaround costs	33.2	29.0
Impairment charges (3)	35.9	58.1
Loss on sale of unconsolidated affiliate	113.9	—
Non-cash equity-based compensation and other non-cash items	5.0	12.0
EBITDA	$(3.5)	$129.1
Add:
Unrealized (gain) loss on derivative instruments	$(19.9)	$39.5
Cash interest expense (2)	(152.1)	(98.2)
Asset impairment	35.7	33.8
Lower of cost or market inventory adjustment	(39.2)	81.8
Non-cash equity-based compensation	5.6	9.8
Deferred income tax benefit	(0.7)	(28.5)
Loss from unconsolidated affiliates	18.7	61.5
Loss on sale of unconsolidated affiliates	113.4	—
Amortization of turnaround costs	33.2	29.0
Income tax benefit	7.7	28.4
Provision for doubtful accounts	0.4	1.1
Debt extinguishment costs	—	(37.5)
Changes in assets and liabilities:
Accounts receivable	(28.4)	138.0
Inventories	49.6	47.3
Prepaid expenses and other current assets	(3.5)	3.4
Turnaround costs	(8.7)	(19.3)
Derivative activity	(19.0)	(7.0)
Other assets	(0.6)	—
Accounts payable	21.4	(119.9)
Accrued interest payable	21.4	(6.5)
Other current liabilities	(31.1)	84.2
Other, including changes in noncurrent liabilities	3.7	6.4
Net cash provided by operating activities	$4.1	$376.4

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

(3)
Impairment charges for the full year 2016 include $34.8 million of goodwill impairment charges related to the specialty and fuel products segments, $0.9 million of long-lived assets impairment charges related to the specialty and fuel products segments, and $0.2 million impairment charge related to one of our equity method investments.

Impairment charges for the full year 2015 include a $33.8 million goodwill impairment charge related to the oilfield services segment and $24.3 million impairment charge related to one of our equity method investments.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF SEGMENT ADJUSTED EBITDA TO NET LOSS
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Reconciliation of Segment Adjusted EBITDA to Net loss:	(Unaudited)
Segment Adjusted EBITDA:
Specialty products Adjusted EBITDA	$28.0	$29.3	$188.9	$201.7
Fuel products Adjusted EBITDA	3.2	(59.8)	(10.1)	81.9
Oilfield services Adjusted EBITDA	(3.5)	(7.1)	(20.6)	(25.9)
Total segment Adjusted EBITDA	$27.7	$(37.6)	$158.2	$257.7
Less:
Unrealized (gain) loss on derivative instruments	$3.6	$11.8	$(19.9)	$39.5
Realized gain (loss) on derivatives, not included in net loss or settled in a prior period	2.8	(1.6)	(6.4)	(10.0)
Amortization of turnaround costs	7.9	9.6	33.2	29.0
Impairment charges (1)	2.5	—	35.9	58.1
Loss on sale of unconsolidated affiliate	—	—	113.9	—
Non-cash equity-based compensation and other non-cash items	3.1	3.0	5.0	12.0
EBITDA	$7.8	$(60.4)	$(3.5)	$129.1
Less:
Interest expense	$44.0	$25.0	$161.7	$104.9
Debt extinguishment costs	—	—	—	46.6
Depreciation and amortization	44.0	38.0	171.1	145.4
Income tax benefit	(0.6)	(6.6)	(7.7)	(28.4)
Net loss	$(79.6)	$(116.8)	$(328.6)	$(139.4)

(1)
Impairment charges for the full year 2016 include $34.8 million of goodwill impairment charges related to the specialty and fuel products segments, $0.9 million of long-lived assets impairment charges related to the specialty and fuel products segments, and $0.2 million impairment charge related to one of our equity method investments.

Impairment charges for the full year 2015 include a $33.8 million goodwill impairment charge related to the oilfield services segment and $24.3 million impairment charge related to one of our equity method investments.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
SELECTED COMMODITY DERIVATIVE INSTRUMENTS
As of December 31, 2016

Fuel Products Segment

Calumet has entered into crude oil basis swaps to mitigate the risk of future changes in pricing differentials between Western Canadian Select (“WCS”) and New York Mercantile Exchange West Texas Intermediate (“NYMEX WTI”). The following table provides a summary of crude oil basis swap contracts as of December 31, 2016, in the Partnership’s fuel products segment:

Crude Oil Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Differential to NYMEX WTI ($/Bbl)
First Quarter 2017	630,000	7,000	$(13.22)
Second Quarter 2017	637,000	7,000	$(13.22)
Third Quarter 2017	644,000	7,000	$(13.22)
Fourth Quarter 2017	644,000	7,000	$(13.22)
Total	2,555,000
Average differential			$(13.22)

Calumet has entered into derivative instruments to secure a percentage differential on WCS crude oil to NYMEX WTI. The following table provides a summary of crude oil percentage basis swap contracts related to crude oil purchases as of December 31, 2016, in the Partnership’s fuel products segment:

Crude Oil Percentage Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Fixed Percentage of NYMEX WTI (Average % of WTI/Bbl)
First Quarter 2017	270,000	3,000	72.3%
Second Quarter 2017	273,000	3,000	72.3%
Third Quarter 2017	276,000	3,000	72.3%
Fourth Quarter 2017	276,000	3,000	72.3%
Total	1,095,000
Average percentage			72.3%

The following table provides a summary of the implied crack spreads for Calumet’s gasoline crack spread swaps, diesel crack spread swaps and 2/1/1 crack spread swaps on a combined basis as of December 31, 2016 in the Partnership’s fuel products segment:

Crack Spread Swap Contracts by Expiration Dates	Barrels	BPD	Average Implied Crack Spread ($/Bbl)
First Quarter 2017	1,770,000	19,667	$11.93
Total	1,770,000
Average price			$11.93